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[WSGR LOGO]                                     WILSON SONSINI GOODRICH & ROSATI
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                                                        PROFESSIONAL CORPORATION



                                                                     EXHIBIT 5.1

Komag, Incorporated
1710 Automation Parkway
San Jose, California 95131

      RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June __, 2004 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 650,000 shares of your Common Stock (the "Shares") to be issued under your Amended and Restated 2002 Qualified Stock Plan. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares.

      It is our opinion that, when the shares are issued pursuant to options and rights granted in the manner described in the Plans, and pursuant to the agreements which accompany each option grant, the Shares will be legally and validly issued, fully-paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ Wilson Sonsini Goodrich & Rosati